Exhibit 10.2

FABRICATION AND SERVICES AGREEMENT

This Fabrication and Services Agreement (the “Agreement”) is made effective as of this 1st day of January, 2021 (the “(“Effective Date”) by and between Myomo, Inc. a Delaware corporation, whose principal executive offices are located at One Broadway, 14th Floor, Cambridge, MA 02142 (the “Company”) and Geauga Rehabilitation Engineering, Inc. (“GRE”) an Ohio corporation, with a business address of 13376 Ravenna Road, Chardon, OH. 44024. Hereinafter, referred to as the “Parties”.

The Company and GRE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1)	SCOPE OF WORK:

GRE shall provide central fabrication and services (the “Work”) for the Company, including, but not limited to:

•	MyoPro® orthosis fabrication of each customer order from a certified Myomo customer;

•	MARK Units non-custom units with adjustable orthotic components;

•	MyoPal® orthosis fabrication of each customer order from a certified Myomo customer;

•	Orders from the Company for Demonstration (“Demo”) Units of MyoPro® or MyoPal® Orthosis;

Company will ship its MyoPro Kits (“Kits”) to GRE. Company will ship kits based on customer orders or minimum stock quantities subject to adjustment by the Parties on a periodic basis. Kit components may be shipped in packaging with single quantities of each item such as the motor unit, sensor assembly, battery and charger, while other items may be shipped in bulk, such as documentation, so they can be drawn from to fulfill each order. Accessories such as laptops, tablets and other mobile devices, carrying bags and merchandising materials may also be included in orders based upon Company’s sales campaigns and customer orders.

Custom MyoPro orthosis fabrication shall include all rigid frames, thermo-formed plastic, soft goods (padding, strapping, and harnessing), and fasteners and assembly.

Kits shall include MyoPro motor units, sensor assembly, battery and case, charger and product documentation, finger components, axel adapters, and product carry cases.

Each party shall source and stock components and supplies for their respective portion of the product.

•	Company shall provide GRE expected volume forecasts, in writing with management signoff every quarter with updates to those forecasts completed monthly.

•	GRE will inspect incoming Cogmedix motors and other parts that Company instructs GRE to perform inspections @ $75/hr.

•	GRE to charge $2.10, per sq. ft per month for the storage of all Company kits, Lunas, HCB, foam, bubble wrap and Hanke+ Protect bags. (Storage and Warehouse fee).

•

GRE shall charge the Company a $25 administration fee when orders are modified or otherwise incomplete, such as but not limited to coming off hold, put on hold, return to fabrication, require collection of missing elements such as color, measurements, or other invalid order intake. For clarity, the administrative fee shall not be applied to the first occurrence of orders being placed on insurance hold.

During the COVID-19 pandemic, incoming casts are not opened and touched for 48 hours after being received. After the 48 hour quarantine, normal intake and time for fabrication procedures begin. The COVID-19 environment is dynamic and subject to change. Both parties agree work together to resolve any production delays caused by the COVID-19 pandemic. However, notwithstanding anything to the contrary contained herein, neither party may terminate this Agreement prior to the expiration of the Term as defined in Section 25 with or without cause during a temporary shutdown or due to a COVID-19 outbreak.

CHANGES TO THE WORK:

Company and GRE may, by mutual written consent, make changes to the scope of Work.

2}	DEFINITIONS:

a)	REVENUE UNITS: patient orders where the Company is billing their customer for a product. Includes DEMO UNITS if being sold to a customer.

b)

DEMO UNITS: products the Company supplies for the purposes of demonstrating the product where it may or may not collect fees for the demo product. These units may or may not be uniquely sized for a specific individual.

c)	MARK UNITS: products the Company supplies to its customers for non-custom fabrication where it bills their customer for the product.

d)

Labor: non-project related and consists of basic repairs or unique fabrication not involving the time of senior fabrication specialists. Examples of labor include basic fabrication following existing instructions, and repairs to devices when a MyoPro is not in working order.,_ Other examples include sewing, gluing, or assembling as basic labor, and not for the design of a new part.

e)

Deviation charge: this is a charge required when Company instructs GRE to add or alter the normal fabrication charge to accommodate an individual order that otherwise can’t be fabricated using the normal fabrication process. Often, additional materials are used to strengthen or reinforce a device, as occasionally done on very large arms.

3)	BILLING

Pricing in this agreement shall be applied to devices put into production as of the Effective Date. The “Work” shall be direct billed by GRE to the Company at the following rate schedule:

REVENUE AND DEMO UNITS

Pricing from GRE to the Company is as follows (“Base Fee”):

•	$1,126.80 on MyoPro model E

•	$1,095.78 on MyoPro model W, including wrist parts

•	$1,238.40 on MyoPro model G, including grasp and wrist parts

The Base Fee assumes the following amounts for a MyoPro G based on 400 units annual production:

	MotionE	Motion W	MotionG
Total	$1,126.80	$1,095.78	$1,238.40

Additional fees dependent on product and order:

•	$75 for the MyoPro harness

•	Deviation charge= a unique PO to be determined in good faith based on the complexity, time, and materials used to fabricate the unique deviation.

MARK KITS

Base Fee

•	$1,425.41 for each MARK unit, left or right. A MARK unit kit consists of 2 units, a left and right for a total of$2,850.82. Includes grasp and wrist parts.

The Base Fee assumes the following amounts:

MARK	$1,425.41

Additional fees dependent on product and order:

•	$75 for the MyoPro harness

PRODUCT DEVELOPMENT AND ENGINEERING SERVICES

•	shall follow a separate fee schedule mutually agreed upon by both Parties as set forth in the scope of work document.

LABOR/or repairs and service as defined above is $75/hour for general labor and $125/hour for senior technician time.

Other Fees

•	Shipping charges: GRE will use the Company’s shipping account for all MyoPro orders being shipped to The Company for validation or to the end customer.

•	There shall be no other charges applied unless agreed upon via a purchase order (PO) in writing by both Parties.

•	Price changes will reflect cost changes as product design and volumes change.

•

Design & Engineering Subcontracting-designing or engineering completed per the Company’s request to GRE = $125/hr. Projects can also be quoted on a non-hourly cost-per-project basis agreed upon by both parties with a separate project agreement outside the scope of this agreement, charged in $37.50 increments, 1⁄2 of the $75/hr labor fee, Technician labor time for checking in orders on hold will be billed in 1/4hr increments with most orders requiring 30 minute check-in.

•	Other fees not referred to above are included in Exhibit A.

Invoices shall contain and shall reference on each page, as appropriate, the following: purchase order number, item number, unique invoice number, invoice date, payment terms, remit to, sold to, and ship to. Invoices shall break out applicable component costs (price, freight, taxes, etc.). GRE understands that its failure to follow invoicing requirements may result in delayed payments by Company. If Company encounters an invoice that appears to be in violation with the above noted requirements, Company will notify GRE in writing what is perceived to be in error and GRE shall have 30 days to correct the documentation. However, such correction of documentation shall not excuse Company from paying invoiced fees pursuant to the applicable payment terms.

Volume Guarantee

The Company guarantees GRE $495,000 of revenue for the twelve (12) month period from the Effective Date (the “Annual Guarantee”). Should monthly billings for materials, fabrication and other services be less than $41,250 (the “Monthly Guarantee”), GRE shall be entitled to charge the Company for the difference (the “Guarantee True-Up”) between the Monthly Guarantee and actual billings to the Company for the month. Any Guarantee True-Up amounts billed shall be payable within 30 days and applied to the Annual Guarantee. In order for GRE to be eligible for the Guarantee True-Up, it must maintain a capacity of at least 35 units per month.

MyoPal Product

The Company intends to launch the MyoPal product for adolescents in late 2021. The Company and GRE shall agree to negotiate pricing for such products in good faith.

GRE Price and Fee Changes

Notwithstanding anything to the contrary contained herein, any and all prices or fees for any services, products or work to be performed pursuant to this Agreement may be adjusted in the event that GRE’s costs and/or expenses related to such services, products, or work increases by ten percent (10%) during the Term and any such cost and/or expense increases directly result from COVID-19. Any such changes to prices or fees herein shall be effective upon prior written notice to the Company.

4)	PAYMENTTERMS

The Company, upon acceptance of work, shall pay GRE invoice net 30 days from date of receipt of the invoice. Late payments will be charged interest at a rate 1.5% per month.

5)	TIME OF COMPLETION:

Revenue Units to be performed under this Agreement shall be completed within 7 business days from GRE receipt of the Valid Order (“the Completion Period”).

If a Valid Order is received past 12:00pm (after allowing for COVID-19 incoming hold described in Section 1), the Completion Period begins the following business day. A Valid Order is defined by a patient mold and order form that is within the tolerance set forth by the Company’s Valid Order process. This includes measurements that fall within the accepted Company order intake standards as defined in the order intake quality system, such as usable hand photos as applicable, a purchase order, and completed order form. Business days are non-weekend and non-Federal holidays. GRE shall work such reasonable hours with facility and personnel as determined by GRE to complete the Work in accordance with the Valid Order as specified within that time frame. Company is not to send GRE orders that are not otherwise on hold.

Myomo is responsible for vetting and approving all orders prior to being received at GRE. Incomplete or invalid orders shall be subject to the administrative fee as discussed in Section 1. When Company authorizes a fabrication order, in writing, in spite of an intake non-conformance, such as bad hand photos, GRE shall not be held accountable for fit metrics.

GRE will fabricate to the best of its ability a well-fitting brace based on the intake measurements and molds

At the Company’s request, rapid response service, when available, may be offered to the Company. An additional $200.00 will be charged to Company and approved by written PO. A rapid response request is chargeable when Company asks for an order less than the normal tum-around time of seven business days. GRE, in good faith, will always try and get orders out less than 7 business days if overall volume allows.

At the Company’s request, GRE shall accelerate the completion of RMA’s and GRE agrees that the processing time of RMA’s shall not exceed seven (7) business days from date of receipt. Should a request to accelerate RMA processing result in a potential delay in production of revenue orders, GRE and Company will mutually agree as to what revenue orders will be delayed without penalty to GRE. GRE is not able to control delays caused by inventory or other kit or part shortages or non-working Company components. The Company shall be charged for any RMA associated with fit remakes when the patient volume or size has changed. The Company shall not be charged for RMAs with regard to braces not made to the patient measurements or mold.

6)	QUALITY CONTROL:

GRE shall maintain compliance for specific parts, identified in the bill of materials and device master record that is consistent with the Myomo Quality Management System as applicable for the work performed for Myomo. For additional compliance requests required at GRE, GRE and Company shall negotiate in good faith on new charges to Company for extra time, labor, documentation, or other requirements set for by Company. Should the Company require additional or new quality control measures beyond the current Myomo Quality Management System, GRE can negotiate in good faith extra charges for new quality requirements.

This includes but is not limited to:

•	Being trained to Myomo SOPs, Forms, Templates, etc.

•	Document / Revision Control

•	Utilization and compliance with these documents

•	Maintaining Employee Training Records

•	Use and completion of Change Acknowledgement Forms

•	Acceptance of receiving QS Audits from Myomo

•	Timely close out of non-compliance audit findings under agreed due dates of action items.

Therefore, GRE shall maintain (but not be limited to) the following:

•	Accurate device and lot history records (DHRs/LHRs);

•	Updating and maintaining Bill-of-Materials (BOMs)

•	Device Service and Repair Records

•	Change Orders

•	Batch and inventory tracking

•	Approved Supplier List (ASL)

•	Maintained fabrication location accredited by the American Board for Certification’s (ABC) facility accreditation program

•	Trained personnel; and

•	Production and Process control

The Company and GRE shall negotiate in good faith the regarding costs to be incurred by GRE and any reimbursement by the Company to address quality system audit non-conformities.

GRE shall maintain records and metrics of an agreed upon quality control plan and report them to Company on a quarterly basis or as otherwise agreed. For support metrics, Company to inform GRE of any brace related support or RMA calls for GRE to also investigate and track. For quarterly reporting, metrics requirements are listed in Exhibit B and shall be presented to Company quality officer within 30 days of each quarter end.

GRE agrees to complete an outgoing inspection form supplied by Company. This inspection protocol is set forth by Company and includes an incoming inspection of the kit.

Measurements to be validated by GRE (the “Order Specifications”) as part of outgoing inspection include, but are not limited to (See Exhibit B):

•	Tolerance of 5mm for the lateral epicondyle to apex of the styloid;

•	Forearm circumference;

•	Humeral circumference;

•	ML@MCP;

•	AP@palmar;

•	Finger saddle lengths;

•	Finger saddle widths, and

•	Thumb saddle diameter.

QUALIFICATION:

To assure the aforementioned training was effective, and processes understood, GRE agrees to participate and complete the new Myomo Cfab Qualification Process. This process is meant to assure both parties have effectively executed the needed training, documentation, testing, inspection, and other elements as applicable. is expected to include:

•	First Article Inspection (FAI) / of Fabrication Units

•	Inspection of associated documentation

•	Review of records

•	Design Review and Associated Design V&V (as applicable for new Orthosis designs)

The Company and GRE agree to discuss any ongoing cost increases or decreases in good faith associated with any changes to the fabrication process as a result of completing the aforementioned qualification procedures

7)	DELIVERY TERMS (Title, Freight, and Risk of Loss):

GRE will provide a tracking mechanism. GRE shall bear risk of loss of all incoming materials upon receipt by GRE. and of the custom fabricated orthosis until it has been shipped from GRE to the Company for product validation, or to the customer. Title to the goods or materials and risk of loss shall pass at the time the shipment leaves GRE. Freight and shipping charges shall be paid by Company for the finished device when the finished device is shipped.

8)	SERVICE/RETURNS:

a)

GRE shall ship completed orders for validation to Company. Orders not passing the validation process at Company will be shipped back to GRE, who shall pay the shipping costs for return to GRE and back again to Company. See Section 5 for processing time requirements for orders returned to GRE.

b)

Any device that meets the Order Specifications for the particular individual but does not fit correctly shall be returned directly to Company. Any device that does not meet the Order Specifications for the particular individual but has fit issues, within 2 weeks of shipping, shall be returned directly to GRE at GRE’s expense for shipping only if and when the order did not match the measurements and mold specified by the Company’s customer. GRE may require new measurements of the patient showing the accuracy of the measurement that was non-conformed. Such documentation shall be equivalent to what is provided to GRE for an original cast. GRE shall not be held responsible for any ill-fitting devices without evidence of the ill-fit. See Section 5 for processing time requirements on such orders returned to GRE. Any device that meets the Order Specifications but is deemed ill-fitting by the Company’s customer will be returned to GRE at the Company’s expense. GRE shall quote the Company a cost for such changes to the device that were not on the measurement form or mold. GRE shall not be held accountable when any Company intake non-conformances existed in the order process such as, but not limited to, missing measurements, invalid hand measurements, or other invalid order intake.

c)

GRE shall keep and maintain for its use and for Company such full and detailed accounts and records as shall be reasonably necessary in accordance with U.S. generally accepted accounting principles, for the proper determination and settlement of the liabilities of Company and those of GRE under this Agreement. The Company shall be afforded the ability to review GRE’s books and records, solely relating to Company fabrication and no other GRE business, and its correspondence, receipts and other business memoranda solely relating to this Agreement at all reasonable times during business hours, for auditing, inspection and copying. GRE shall preserve all such records per the Myomo-Quality Records SOP and required retention times, after the work has been completed and all costs and fees have been paid.

9)	ACCEPTANCE/PERFORMANCE TESTING:

a)

Pre-shipment Inspection: Prior to shipment of the fabricated device to Myomo, GRE shall conduct a pre-shipment trial pursuant to the procedure agreed upon by the Parties set forth in the outgoing inspection. The purpose of this inspection shall be primarily to identify any mechanical interference between machine members, improper adjustments made during assembly, and generally to determine that the device is in good working order and matching the validated BOM. The Company shall have the option to observe this outgoing inspection and have access to associated records. It is understood that all defects in materials and workmanship which may be identified as a result of the inspection shall be corrected by GRE prior to shipment of the Work unless specifically directed in writing by the Company to the contrary.

The Company shall provide GRE with outgoing inspection forms and education in order for GRE to complete the inspection process. Both parties must sign off on acceptable outgoing inspection criteria. Should the outgoing inspection change, both parties will negotiate in good faith if extra charges will be assessed by GRE.

b)

Acceptance Test: Upon completion of the Work, GRE shall notify the Company (through shared documents or other means) that the Work is ready as specified and transmit the completed outgoing inspection forms to the Company. GRE shall notify the Company upon completion of fabrication and testing before shipping the product to the end customer.

10)	ASSIGNMENT/SUBCONTRACTING:

Neither Party shall assign this Agreement, or any right or obligation hereunder, without the express written approval of the other Party. GRE may use subcontractors, suppliers, or consultants, but The Company retains the right to reasonably reject any subcontractor, supplier, or consultant selected by GRE. GRE shall ensure that such subcontractor and consultant are bound to an agreement to protect Company’s confidential information consistent with the obligation imposed on GRE in this Agreement. All Work Product developed by GRE or its subcontractor shall belong to the Company unless otherwise carved out in a separate agreement. Either Party may assign this Agreement without consent to a subsidiary controlled by such Party, where control is defined as greater than 50% direct or indirect ownership of the subsidiary. ((Work product developed should specify at sub-contracting agreement/ $75/hr. rate))

11)	QUALITYMETRICS

GRE, as a requirement of this Agreement, shall maintain the following key delivery and quality metrics:

1)

GRE shall use its reasonable best efforts to ensure that Custom fabricated orders be completed within 7 business days of a complete order at a rate no worse than 95% in each quarter. However, notwithstanding anything to the contrary contained herein, GRE’s failure to maintain this metric shall not result in the Company’s ability to terminate this Agreement. Should major projects be assigned by the Company to GRE that impact time of fabrication, the Company and GRE shall discuss such impact prior to entering into such a project. Orders delayed by Company, such as but not limited to Company designed parts not working correctly or inventory related delays from Company kits, are not factored into timely fabrication metrics.

2)	GRE shall maintain an outgoing inspection yield of at least 95%;

3)	GRE shall maintain accurate device history files for each patient order in accordance with the Company’s compliance program;

4)

GRE custom patient orders shall not produce returns for fit issues at a rate of more than 10% of total quarterly fabrication volume when fabricated to intake spec. Orders not fitting that are outside the scope of the product order, include but are not limited to patient volume changes, are not included in this 10% category.

5)

GRE shall work with the Company to resolve any correction and preventive action (“CAPA”) or supplier corrective action request (“SCAR”) to ensure resolution and closure by agreed-upon due dates. Due dates shall be based on urgency, risk, and agreed upon corrective actions or plans.

6)

Should RMA’s in a given month, for which the root cause is attributable to GRE, exceed fifteen (15) RMA’s per month (“RMA Threshold”), the Company shall be entitled to a credit of 10% of the Base Fee for each RMA in excess of the RMA Threshold. For clarity, direct and indirect material defects that occur despite GRE’s compliance with Myomo’s Quality System shall not be considered a root cause arrtibutable to GRE.

12)	COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS:

GRE shall furnish only goods, services and materials which comply with the Myomo Quality System as such has been supplied to GRE in writing as of the Effective Date, including all FDA requirements for FDA registration, European Union medical device regulation EU-MDR and other filings, as appropriate. During the Term of this Agreement, GRE shall comply with all local, state, and federal laws, codes, and regulations relating to privacy (including HIPAA and related amendments), safety, health, and environmental compliance. In the event that GRE work does not comply with any such laws, codes, and regulations, GRE shall correct any such noncompliance at its sole expense and indemnify and hold the Company harmless from any claims, costs, fines, penalties, expenses, liabilities, or losses on account of any such noncompliance.

GRE shall timely notify the Company of complaints or adverse events per the Myomo Quality Management System.

13)	CONFIDENTIAL INFORMATION:

All information related to either Party, including but not limited to, intellectual property, the Agreement terms, Party databases of individuals and employees, employee rates, schedules and compensation, and other information and data (the “Confidential Information”) provided to one Party (the “Receiving Party”) by the other Party (the “Disclosing Party”) is proprietary to the Disclosing Party and shall be protected in accordance with the confidentiality and non-use limitation imposed herein. Specific adherence to the Massachusetts Data Security Act, any other applicable state privacy laws and the implicated provisions of HIPAA shall apply hereto.

Any and all Confidential Information shall be treated as confidential in that: (1) it is to be used solely in connection with work to be performed and the obligations contained in this Agreement,

(2) it is not to be published or disclosed to any third party, and (3) if the information is in tangible form, it shall be returned to the Disclosing Party at the Disclosing Party’s expense upon written request. The Receiving Party shall indemnify the Disclosing Party for all damages (including but not limited to attorneys’ fees) incurred by the Disclosing Party resulting from the Receiving Party’s failure to adhere to these terms. The terms of this Section may be specifically enforced by the Disclosing Party and the Disclosing Party may be entitled to pursue any equitable remedies (including injunctive relief) at its discretion.

Any inquires of GRE by investors of the Company or government agencies should be directed to the Company’s Chief Financial Officer.

These foregoing requirements shall not apply, however, to any information which is, or subsequently may become through no fault of GRE, within the knowledge of the general public, or which may be known to GRE at the time of receipt from the Company or may subsequently be rightfully obtained from a third party.

14)	CONFLICT OF TERMS:

The terms and conditions stated in this Agreement shall govern in the event of any conflict with any additional terms proposed by the Parties. Except as otherwise stated herein, these terms and conditions are not subject to change by reason of any written or oral statements by either Party or by any terms stated in any release, order, order acknowledgment, invoice, or other documentation unless signed by an authorized representative of both Parties and reflecting an intention to amend or modify a particular provision of this Agreement (with reference being made to such provision).

15)	DELIVERY CONTINGENCIES:

a) Option to Delay Delivery: The Company shall have the right, at no additional charge, to postpone the delivery of the Work, or any of its components, for a maximum period of forty-five (45) calendar days at its discretion. If the Work gets cancelled, the Company will be responsible for all charges of the Work that had been completed up to the stoppage date. Should the Company delay delivery under this Section 16, the penalty provisions for late delivery under Section 5 shall not apply.

If Company goes on a stop ship, for reasons chosen by the Company, then GRE has the right to reduce costs and capacity at its discretion after 30 days. GRE will work to its best ability to bring on new staff or otherwise increase capacity as soon as possible.

b) Delivery Delays - Reparable: Company shall have the option to expedite the shipment of the Work by employing a premium transportation mode such as, but not limited to, exclusive-use van or air freight. The Company shall bear such premium costs should it elect to use such premium transportation mode in an effort to recover the time lost due to GRE’s late shipment. Furthermore, GRE shall use its best efforts to assist the Company in the routing or rerouting of the shipment.

c)

Delivery Delays - Irreparable: If shipment of the Work is delayed in excess of forty-five (45) calendar days after the Delivery Date for any reason (excluding a Force Majeure), Company may, without prejudice to any other remedy, declare GRE in default and terminate this Agreement in whole or in part. Should Company elect to excuse the delay, it shall do so by an instrument that shall include the adjourned date of delivery.

d)	Delivery Notice: On the day of actual shipment, GRE shall confirm shipment by posting on the shared shipping log, facsimile, or email notification that shall be in an agreed upon format.

e)

Packaging and Shipping: GRE shall package and ship the Work in a manner consistent with packaging instructions provided by the Company. Should it be necessary to ship the Work in a disassembled state, GRE shall ship the Work in the largest possible units consistent with expedient shipment.

16)	EQUAL EMPLOYMENT/AFFIRMATIVE ACTION:

GRE shall comply with all applicable federal, state, or local laws, rules, or regulations, including but not limited to the following, which are incorporated by reference: Equal Opportunity Laws; Affirmative Action Laws of Disabled Veterans and Veterans of the Vietnam Era; Affirmative Action Laws for Handicapped Workers; and the Certification ofNon-segregated Facilities Laws. GRE also certifies, if applicable, that it has developed a written affirmative action compliance program. In addition, GRE shall comply with all applicable federal laws and regulations regarding the utilization of small business concerns and/or small disadvantaged business concerns, including, if applicable, any subcontracting plans thereunder.

17)	EXPORT COMPLIANCE:

GRE will not export or re-export any information furnished by Company in connection with this Agreement unless it complies fully with all regulations of the United States relating to such export or re-export. All information received from Company shall be handled in strict accordance with the U.S. export administration regulations, and GRE agrees to comply, and do all things necessary to cause its subcontractors to comply, with all applicable federal, state, and local laws including (but not limited to) the Regulations of the U.S. Department of Commerce relating to the Export of Technical Data, insofar as they relate to activities to be performed under this Agreement. GRE further represents and warrants that it will not permit any Foreign Nationals, as employees of GRE or any subcontractor, to perform work at any of its facility in connection with this Agreement without first notifying Company in writing of such Foreign Nationals and receiving Company’s written consent. For purposes of this Agreement, Foreign Nationals shall include any individuals who are neither citizens of the United States nor permanent residents (green card holders) of the United States. In addition to the above, any diversion contrary to U.S. law is prohibited.

18)	FAIR LABOR STANDARDS:

GRE certifies that the production of the goods, materials, and/or the performance of the services covered by this Agreement have complied with all applicable requirements of Sections 6, 7, and 12 of the Fair Labor Standards Act, as amended, and regulations and orders of the United States Department of Labor issued under Section 14 thereof.

19)	FORCE MAJEURE:

Neither party shall be held responsible for the failure or delay in performance hereunder where such failure or delay is due to any act of God, the public enemy or war, compliance with laws, governmental acts or regulations, fire, flood, epidemic or pandemic (specifically including, but not limited to, COVID-19), accident, unusually severe weather, or other causes substantially similar to the foregoing beyond their reasonable control. Any party whose performance is affected by such force majeure shall promptly give notice to the other party of the occurrence or circumstance upon which it intends to rely to excuse its performance. Other than for any force majeure event and delay related to COVID-19, if the circumstances of force majeure affecting either party’s performance hereunder delays performance for more than thirty (30) calendar days, then the other party may terminate this Agreement upon five (5) calendar days advance written notice. Failure of subcontractors, labor disputes, or inability to obtain material shall not be considered as a force majeure delay. In no event shall a failure or delay in performance attributable to the computer system and/or software related malfunction be excusable under this paragraph or any other paragraph of this Agreement.

20)	INDEMNIFICATION:

GRE shall indemnify, defend and hold harmless the Company and each of Company’s subsidiaries and affiliates, and their respective customers, employees, officers, directors, successors and assigns, from and against any claims, including Company’s claims and claims of third parties, for costs, losses, damages, penalties, fines, judgments, liabilities, or expenses (including attorney’s fees) that arise from or are attributable to (a) injuries or death to persons or damage to property, caused or alleged to have been caused by the negligent act or omission of GRE, or by any employee or subcontractor of GRE, or (b) assertions under Worker’s Compensation or similar acts made by persons furnished by GRE, or (c) a material breach by GRE or any of its employees or subcontractors of any provision of this Agreement.

The Company shall indemnify, defend and hold harmless GRE and each of GRE’s subsidiaries and affiliates, and their respective customers, employees, officers, directors, successors and assigns, from and against any claims, including GRE’s claims and claims of third parties, for costs, losses, damages, penalties, fines, judgments, liabilities, or expenses (including attorney’s fees) that arise from or are attributable to (a) injuries or death to persons or damage to property, caused or alleged to have been caused by the negligent act or omission of Company, or by any employee or subcontractor of Company, or (b) a material breach by Company or any of its employees or subcontractors of any provision of this Agreement.

21)	INVENTORY CONTROL:

The Company shall adequately insure materials at full replacement value it owns that are physically located at GRE. GRE shall be responsible for lost or physical damage to the Kit while in its custody until the completed device is shipped, but any such responsibility or cost allocated to GRE shall be offset by any recovery the Company may receive from any applicable insurance policies. GRE shall not be responsible for non-working electromechanical malfunctions that have not resulted from physical damage. For example, should a motor not power, and no physical damage has occurred, then GRE shall not be responsible. GRE should not be responsible for inherent defective parts of the Company’s Kits. GRE shall have seventy-two (72) hours from receipt to notify Company in writing of visual damage to the Kit. GRE shall have 72 hours to notify Company when a non-working kit is discovered during assembly. GRE shall set up an inventory control process acceptable to Company. During the course of the Work, Company is also entitled to inspect the Work at GRE’s or its supplier’s facility at any reasonable time with adequate notice.

At Company’s option, any delivered non-conforming Work that does not match the mold or measurement form to an end patient shall be:

a)	Returned to GRE, freight collect, invoices shall be rejected, and previously paid money shall be refunded.

b)

Repaired or made useable. If Company elects to take this action, Company shall be entitled to the direct and incidental costs incurred in remedying the non-conformance. GRE’s action to effect cure of any non-conformance shall be without prejudice but shall not relieve GRE of any of its obligations under this Agreement or under the Uniform Commercial Code.

GRE will conduct a physical inventory, at least four times per year on a quarterly basis (as of March 31st\ June 30th, September 30th and December 31st and maintain records of such counts. GRE shall issue the results of the inventory count to the Company, no later than 3 business days from the end of the quarter. GRE will work with the Company finance and operations staff to resolve any inventory discrepancies as they arise and in a timely manner.

22)	OWNERSHIP OF WORK PRODUCT/COPYRIGHT:

a)

All work product including but not limited to computer files, concepts, designs, discoveries, drawings, inventions, models, plans, programming, schedules, specifications, technical documentation, software, or source code, adaptations or improvements (“Work Product”) produced in connection with the performance of the GRE’s (or any of its affiliates) obligations under this Agreement are and shall remain the property of Company whether the Work is executed or not. GRE shall not photograph or otherwise visually document the Work or Work Product except for GRE’s own professional use and with the written permission of Company, which shall not be unreasonably withheld. GRE must seek the Company’s consent before GRE subcontracts for work the may generate intellectual property.

b)

GRE shall promptly advise the Company of all reasonably available technological advances which are known or become known to GRE over the course of performance of its obligation under this Agreement which may result in the Work having added value to Company. Such technological improvements include, but are not limited to, the following: design, maintainability, material, performance, and useful life. The Company and GRE shall negotiate in good faith regarding a right of first refusal to obtain ownership any improvements or adaptations in the fabrication process.

23)	PROMOTION LIMITATION/DISCLOSURE:

GRE and Company shall authorize the announcement to the public of the C-Fabrication relationship on the websites of their respective organizations. Such authorization shall not be unreasonably withheld. GRE shall add such information as agreed upon by the Parties on the Web, in marketing and other written or electronic communications and on its invoices. The Company will add such information to its existing MyoPro partner resource folder. Any other use of Company’s name by GRE in any other promotional material, including without limitation advertisements or press releases must be made with advance written authorization from Company.

24)	NON-SOLICITATION OF EMPLOYEES.

Each Party acknowledges that neither Party will directly or indirectly hire or employ any members of either Parties’ current staffs for the Term of this Agreement (as defined in Section 26) unless agreed to writing. It is understood by both Parties that individuals involved may respond to general advertisements to employment openings at each Party and that this is not a breach of the Agreement.

25)	TERM AND TERMINATION:

This Agreement shall be non-exclusive to both Parties and shall remain in effect for one (1) year (the “Term”). The parties agree to negotiate in good faith should either Party desire to extend the Term. Each Party has the right to terminate this agreement upon ninety (90) calendar days written notice to the other Party. Should the Company terminate this Agreement prior to completion of the Term, it shall be obligated to promptly pay any unpaid amounts under the Annual Guarantee described in Section 3. At the completion or early termination of the Term, the Company shall pay GRE (the “Severance Amounts”) the product of$7,312 and the number of base technicians then currently employed that GRE decides to terminate in its sole discretion, up to a maximum of four (4) such base technicians. In addition, the Company shall pay GRE the product of $9,246 and the number of senior technicians then currently employed GRE decides to terminate in its sole discretion, up to a maximum of one (1) such senior technician. All such Severance Amounts shall be due within three (3) business days of any base or senior technician’s termination, as applicable If GRE terminates this Agreement prior to the completion of the Term, it shall forfeit any unearned amounts under the Annual Guarantee and the Company shall not be obligated to pay the Severance Amounts.

Should GRE, prior to the completion of the Term, (i) cease conducting business in the normal course, (ii) become insolvent, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit the appointment of a receiver of its business or assets, (v) avail itself of or becomes subject to any proceeding under any bankruptcy act (domestic or foreign), any state relating to insolvency or the protection of the rights of creditors, (vi) withdraw or cease to support any product integral to the Work, or (vii) breach any material provision of this Agreement, after an opportunity to cure such breach within thirty (30) business days from the date of the written notice of breach, Company may, without prejudice to any other available remedy, terminate this Agreement in whole or in part. In the event of such termination, Company shall have the right to take possession of the Work, all documentation relating to Work Product, and all materials with the right to their continued use, and the Company may then finish the Work by any reasonable means Company deems necessary. Further, the Company shall not be obligated to pay to GRE any unearned amounts under the Annual Guarantee or the Severance Amounts.

In the event of termination, GRE shall be compensated for Work performed and substantially in process prior to termination. Expenses that are directly attributable to termination but are incurred after termination shall be paid only if agreed to before such expenses are incurred. No expense or compensation, however, shall include anticipated profit or overhead charges. Company shall purchase all remaining material purchased by GRE, without exception, at a purchase price equal to the invoice cost for such materials plus twenty percent (20%). Additionally, the Company shall pay for the time, cost, and materials relative to packaging and shipping of said materials purchased by the Company. The Company shall purchase and pay for all such material within thirty (30) days of the termination or expiration of this Agreement. The Company shall pay for such unused inventory within fifteen (15) days after termination of this Agreement and shall be responsible for all shipping costs.

26)	THIRD PARTIES:

This Agreement is intended solely for the benefit of the Parties hereto. Nothing herein is to be construed to create any duty or standard of care to any person not a party to this Agreement.

27)	INSURANCE:

a)

General. GRE shall maintain insurance as described below during the Term. Evidence of insurance shall be provided to Company on certificate(s) of insurance before any Work is performed (each, a “Certificate of Insurance”).

b)

Commercial General Liability. GRE shall have Commercial General Liability insurance which includes products/completed operations liability, contractual liability, personal injury liability and broad form property damage coverage with limits of at least $2,000,000 per occurrence combined single limit. Certificates of Insurance shall stipulate: “Myomo, Inc. has been made an additional insured under this policy with respect to all products, operations or services provided or performed under contract or purchase order.”

c)

Statutory Workers’ Compensation and Employer’s Liability. Certificate of Insurance must evidence coverage in the state in which the work is being performed and must evidence a limit of liability for Employers Liability (Coverage B) of not less than $1,000,000 per accident.

d)

Cancellation. The Certificate of lnsurance shall state that the above policies shall not be canceled, nor reduced in coverage, until after thirty (30) days written notice of such cancellation or reduction shall have been mailed to the Certificate Holder.

e)

Subcontractors. In the event GRE employs any subcontractor, it shall require that each subcontractor carry the same coverages in the same limits as set out in this Agreement, and other coverages as GRE or the Company deems appropriate.

f)

Failure to Comply. Neither failure of GRE to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement, shall be construed to limit or relieve GRE from any of its obligations under this Agreement, including any indemnification provisions.

28)	WARRANTY:

GRE warrants that all goods and services sold hereunder or pursuant hereto will be free of any claim of any nature and by any third person and that GRE will convey clear title thereto to the end customers order specifications.

GRE warrants and represents that all goods and services sold hereunder or pursuant hereto will be free from all defects in design, workmanship and material, and that the device(s) are provided in strict accordance with the specifications, samples, drawings, designs, or other requirements (including performance specifications) provided by the order from the end provider.

Any services performed by GRE or its personnel, agents, representatives, or subcontractors in the fulfillment of the Work contemplated by this Agreement shall be performed in a diligent and workmanlike manner by properly trained personnel knowledgeable in the scope of the Work performed by them.

The initial warranty period of fabricated device shipped under this Agreement shall be (6) months on soft-goods (Velcro, straps, neoprene cuffs) and three (3) years on GRE-provided items (plastic shells and finger moustache) from the date of delivery to the Myomo customer or such other longer period as implied by applicable state law. Company designed parts, such as adapters, or other brace essentials componentry are subject to repair charges by GRE under failure. Notwithstanding anything to the contrary contained herein, upon termination of expiration of this Agreement, all warranties and obligations of GRE shall be immediately voided and of no effect without any further action by the parties.

The initial warranty period of the Kit brace shipped under this Agreement shall be three (3) years from the date of delivery to the Central Fabricator and six (6) months for the straps or such other longer period as implied by applicable state law.

Neither acceptance of nor payment for any goods sold hereunder shall release the Central Fabricator or Company from liability arising pursuant to this warranty.

The Company shall have the right to approve all warranties received by GRE from suppliers and subcontractors engaged by GRE to enable it to fulfill its obligations under the Agreement. Such warranties shall be made directly to Company or, alternatively, shall be deemed to have been assigned by GRE hereby. GRE however, shall enforce such warranties if occasion arises.

Any and all warranties given by GRE or received by GRE from suppliers and subcontractors shall be inapplicable and of no effect in the event the end products are misused by the Company or the Company’s customers and/or end users.

In the event that any goods sold hereunder fail to conform to the above warranty, GRE shall without delay repair, replace, or modify such defective goods, or alternatively, credit the end customer as necessary for any money paid for the defective Work. The choice of remedy shall be subject to the mutual agreement of the Company and GRE.

Notwithstanding the foregoing, GRE’s warranty obligations to the Company shall immediately cease without further action by the parties upon the earlier of (i) early Termination of the Agreement by the Company; (ii) the completion of the Term of this Agreement; or (iii) when all orders cease under this Agreement.

THE EXPRESS WARRANTIES SET FORTH HEREIN ARE THE ONLY WARRANTIES APPLICABLE TO THE GOODS AND SERVICES ACTUALLY PROVIDED TO THE COMPANY, AND ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, ARE HEREBY WAIVED BY GRE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

29)	WARRANTY, INTELLECTUAL PROPERTY:

The Company warrants that all goods, services, and materials sold or delivered to GRE shall not infringe any third-party copyright, patent, trade secret, trade name, service mark or otherwise infringe any third party intellectual property right. The Company shall indemnify GRE against any costs (including reasonable attorney’s fees and costs of settlement), liabilities, or judgments arising from any claim of copyright, patent, trade secret, trade name, service mark infringement or violation of any third party intellectual property right.

30)	CHOICE OF LAW AND FORUM:

This Agreement shall be governed by, interpreted and construed, and performance hereunder shall be determined in accordance with the law of the State of Delaware, without regard to its conflicts of law principles. In the event of disputes, controversies, or claims arising out of or relating to this Agreement, both parties agree to first submit to mediation and then, assuming mediation is unsuccessful in resolving the dispute, to arbitration via the American Arbitration Association where the Parties will each pay 1⁄2 of the fees and costs of the proceeding prior to commencing any litigation. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed and excluded and will not apply to or govern this Agreement.

31)	HEADINGS:

The clause and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any of its provisions.

32)	ENTIRE AGREEMENT AND CHANGE ORDERS:

This Agreement constitutes the entire agreement between the Company and GRE with respect to the Work, and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments. No change, modification, or extension of this Agreement shall be effective unless it is made in writing, makes specific reference to this Agreement and the provision to be amended, and is signed by duly authorized representatives of The Company and GRE.

33)	COUNTERPARTS:

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of signatures to this Agreement by facsimile transmission or in PDF document format exchanged via electronic mail shall be legally binding and effective for all purposes, including evidentiary purposes.

34)	NOTICES:

All notices delivered or demands given by Company or GRE under this Agreement shall be delivered in person, forwarded by US Mail (postage prepaid), or transmitted via facsimile, properly addressed to the respective parties as follows:

If to Company: David Henry

c/o Myomo, Inc.

One Broadway, 14th Floor Cambridge, MA 02142

Phone #    508-344-5235

Email:      david.henry@myomo.com

If to GRE: Vince Baroni

13376 Ravenna Road

Chardon, OH. 44024

Phone# 440-285-5785

Email:   vbaroni@greop.com

35)	SEVERABILITY:

If any provision of this Agreement is determined by a court to be invalid, the remainder of this Agreement shall remain in full force and effect.

36)	SURVIVAL:

The representations, covenants, and warranties that by their terms extend beyond the completion of the Work or the termination or expiration of this Agreement shall survive the delivery of the Work, payments, or termination or expiration of the Agreement for any reason whatsoever, for the duration contemplated by such representations, covenants, and warranties.

37)	INDEPENDENT CONTRACTOR:

For purposes of this Agreement, GRE is an independent contractor and nothing in this Agreement creates, or will be construed to create, any agency, partnership, joint venture or other form of joint enterprise between GRE and the Company.

38)	WAIVERS:

Neither party will be deemed to have waived the exercise of any right that it holds under this Agreement or at law unless such waiver is expressly made in writing. Failure of a party at any time, and for any length of time, to require performance by the other party of any obligation under this Agreement shall in no event affect the right to require performance of that obligation or the right to claim remedies for breach under the Agreement or at law. A waiver by a party of any breach of any provision of this Agreement, unless otherwise expressly stated in writing, is not to be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement or at law.

39)	REGULATION FD.

GRE hereby acknowledges that it is aware, and that it will advise its Representatives who receive any Confidential Information, that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

GRE and the Company have executed this Agreement by their respective duly authorized representatives as of the date first written above.

Myomo, Inc.	Geauga Rehabilitation Engineering, Inc.

By:________________________________	By: ___________________________

Printed: ___________________________	Printed: ___________________________

Title: ____________________________	Title: _____________________________

Date: ____________________________	Date: _____________________________

EXHIBIT A (Other Fees)

Changes to a device TCR or any deviation from established fabrication	$75/hr

EXHIBITB

Description of Measurements for DQUAL16

1.	Humeral Circumference- Measurement taken from proximal edge of Upper Sensor Cuff along bunting.

2.	Forearm Circumference- Measurement taken from inside of forearm shell in line with attachment screws for chafe and closure.

3.	Lateral Epicondyle to Apex of Styloid- Measurement taken from forearm bar attachment at motor to hex screw on FE Joint proximal to wrist center.

4.	ML@MCP- Measurement taken from inside of hand shell at MCP and medial posterior edge of hand shell.

5.	AP@ Palmar- Measurement taken from inside of hand shell, from posterior edge of padding to anterior edge of padding.

6.	Finger Saddle Length/Thumb Saddle Length- Measurement taken on Finger and thumb saddle, each one.

7.	Finger Saddle Width/Thumb Saddle Diameter - measurement taken at widest part of saddle

EXHIBITB

(From Quality Control Section #6)

Quarterly Metrics and Monitoring:

These are the current metrics, subject to change from quarter to quarter as discussed and documented with GRE. Any request for change will be provided in writing.

Metric:	Unit of Measure:	Notations:
l.RMAs	Qty of RMAs at GRE Min, Max, and Avg # of days at GRE for the Qtr. Breakdown of reasons for product return to GRE.	Monitoring RMA lead time

2.New Device Fabrication	Number of units processed for the Qtr. Min, Max, and Avg days at GRE	Monitoring Cycle Time for new order processing

3.Orders on Hold	Quantity of Devices and Reasons for units on Hold Min, Max, and Avg days at GRE	Monitoring the volume and reasons for Orders place on Hold

4.Myomo related processmg issues. e.g. —issues with Casts, Measurements, Order Forms, etc.	The number and type (category) of issues encountered.	Awareness and Monitoring

5.New GRE SCARs opened during the Qtr.	The number and reasons for initiation of a new SCAR	Monitoring Supplier / Contractor Corrective Actions

6.Nonconforming Materials	NCMRs found at Incoming Inspection or during Fabrication	We want to monitor nonconforming materials that were found and identified.

7.Cont. Improvement Priority #1 based on recent Qtr of Cases and Complaints	Number of Cases and Complaints for Orthosis related problems. The reasons for return to GRE via RMA. Myomo can pull this data together to discuss.	Identify the number 1 reason for GRE related Case/Complaints/RMAs, and lets discuss what is going on to reduce and address

8.Capacity	Device Fabrication Capacity vs Plan Measured in Units/Month	We want to keep Myomo and GRE m Sync as we move forward with a ramp in volume.